EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Margarerit Drgos, VP – Media Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES SIGNS LETTER OF INTENT TO ACQUIRE

HEART CORE B.V. OF LEIDEN, THE NETHERLANDS

NEWTOWN, PA, September 27, 2004 — Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI) today announced it has signed a letter of intent to acquire Heart Core B.V., a leading global provider of customized imaging services in the field of cardiovascular, pulmonary and orthopedic clinical research. The terms of the proposed transaction were not disclosed. The acquisition is subject to the execution of a definitive agreement and standard closing conditions.

Heart Core, founded in 1996 is headquartered in Leiden, The Netherlands and offers medical imaging core lab services. Heart Core is partly owned by Libertatis Ergo Holding, a wholly-owned holding of the University of Leiden. Heart Core specializes in a variety of quantitative image analysis services, such as: Quantitative Coronary Angiography (QCA), Cardiac MRI and CT, Ultrasound, Intravascular Ultrasound (IVUS) and Peripheral Quantitative Angiography (QVA). They also have expertise in ECG analyses for clinical trials, nuclear medicine and orthopedics. Heart Core has participated in numerous multinational trials for leading pharmaceutical, biotechnology and medical device manufacturers throughout the world.

Mark Weinstein, President and CEO of Bio-Imaging, said, “This planned acquisition is consistent with our strategy to be the leader in medical imaging core lab services by expanding our therapeutic expertise in cardiovascular therapy, introducing new image analysis solutions and strengthening our global presence. The addition of Heart Core’s Managing Director Anton van Weert, Ph.D. and the expertise of Prof. Johan H.C. Reiber, Ph.D. increase the depth and breadth of our already strong management team and further strengthen our clinical expertise. We evaluated several alternatives to expand our therapeutic expertise and image analysis services in the cardiovascular field and determined that Heart Core, led by Prof. Johan H.C. Reiber, Ph.D., and Anton van Weert, Ph.D., was the best strategic option. We believe that this transaction makes sense on a great many levels, including: adding scientific expertise and management talent, strengthening our global presence and reinforcing our position in the cardiovascular field and beyond. Bio-Imaging intends to retain all of Heart Core’s employees, including senior management, in their current positions.”

John Blank, the Managing Director of Bio-Imaging’s European Operations, commented, “We have known and worked together on projects with the outstanding team from Heart Core and have always been impressed with their scientific expertise, experience in medical imaging and dedication to excellence. We look forward to welcoming the entire team from Heart Core to Bio-Imaging. The proximity of their offices to our European operation in Leiden should facilitate a seamless integration of the two organizations.”

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Prof. Reiber, General Director of Heart Core, added, “We are pleased to be joining a leading international provider of medical imaging services for clinical trials like Bio-Imaging. We have gotten to know Bio-Imaging through working together on several projects and appreciate that Bio-Imaging places the same high value on quality and customer service as we do. We are pleased that, by joining forces with Bio-Imaging, we will be able to expand the breadth of services we offer and extend our global reach.”

Heart Core has close operational relationships with the Department of Radiology and the Division of Image Processing (LKEB) at Leiden University Medical Center, and with Medis medical imaging systems B.V., a leading developer of analytical software solutions for the quantification of medical images. It is intended that these relationships will be maintained subsequent to the transaction with Bio-Imaging.

Mr. Weinstein concluded, “We continue to look for equally suitable opportunities to make other acquisitions. We will keep our shareholders and the market informed as we pursue additional transactions.”

Additional information on Heart Core and their services can be found at www.heartcore.nl.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its recently acquired CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of the proposed acquisition, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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